Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Corporation:	Investors and Media:
	Cyanotech Corporation	Russell Communications Group
	Jeffrey H. Sakamoto	Bruce Russell
	(808) 326 1353	(310) 559 4955 x101
	jsakamoto@cyanotech.com	brucerussell@ruscom.com

Cyanotech Corporation Reports

First Quarter Fiscal 2006 Financial Results

Reports Net Income of $153,000 on Sales of $3,029,000

KAILUA KONA, Hawaii — August 11, 2005 — Cyanotech Corporation (Nasdaq SmallCap: CYAN — News), a world leader in producing high-value natural products from microalgae, today announced results for the first fiscal quarter, ended June 30, 2005.

For the three months ended June 30, 2005 the Company reported net sales of $3,029,000, an increase of $322,000 or 12%, compared to sales of $2,707,000 reported for the comparable period of the prior fiscal year.  Gross profit for the first quarter of fiscal 2006 was $1,025,000, an increase of 16% from gross profit of $887,000 for the same period last year.  The Company reported gross profit margin of 34% for the current year quarter, a slight increase from gross profit of 33% reported for the first quarter of the prior fiscal year.

Operating expenses for the first quarter of fiscal 2006 were $817,000, an increase of 13% from the $726,000 reported for the comparable period of the prior fiscal year, General and Administrative and Sales and Marketing expense both increased; these increases were partially offset by decreases in research and development expense.  Income from operations amounted to $208,000, a 29% increase from income from operations of $161,000 reported for the comparable quarter of the prior year.  Other expense, net for the first quarter of fiscal 2006 was $50,000, an increase of 52% from other expense, net of $33,000 reported for the comparable quarter of the prior fiscal year.  The Company reported net income of $153,000, or $0.01 per diluted share, an increase from net income of $113,000, or $0.01 per diluted share, for the comparable quarter of the prior fiscal year.

“The first quarter of fiscal 2006 was characterized by stronger sales of all of our products compared to the first quarter of fiscal 2005 and the prior consecutive quarter,” said Gerald R. Cysewski, Ph.D., Chairman, President and Chief Executive Officer.  “We have been cultivating Spirulina Pacifica® for 20 years at our Kona facility and our focus on quality, product safety and high value has attracted customers who desire this high quality product.  In turn, this translates into high demand for our Spirulina products.  Our BioAstin® anti-inflammatory antioxidant has the same reputation for quality, safety and high value and as it is a relatively new product, we are excited about its potential for increased sales.  Contributing to our results for this quarter were increased sales of NatuRose® natural astaxanthin to the Japan aquaculture market.  We remain cautious about the recovery rate of that market following the disruption caused by a severe typhoon season a year ago.  With the completion of our production facility upgrade last fiscal year we are now able to better adapt our cultivation and processing according to market trends.  Our results may vary from quarter to quarter, but our goal is to achieve annual revenue growth and increase profitability.”

73-4460 Queen Kaahumanu Highway, #102  -  Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597  - www.cyanotech.com

About Cyanotech

Cyanotech Corporation, a world leader in microalgal technology, produces BioAstin® natural astaxanthin and Spirulina Pacifica® — all-natural, functional nutrients that enhance human health and nutrition, providing significant antioxidant, anti-inflammatory and immune response benefits.  The Company’s other compounds, such as NatuRose® natural astaxanthin, promote animal nutrition and health, primarily in aquaculture.  Cyanotech extracts these compounds from microalgae grown at its 90-acre facility in Hawaii using proprietary processes, and distributes them to nutraceutical, nutritional supplement, cosmeceutical and aquaculture feed makers and marketers worldwide. Corporate data and product information are available at www.cyanotech.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for statements of historical fact, the statements in this press release are forward-looking.  Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include, but are not limited to, general economic conditions, forecasts of sales in future periods, changes in sales levels to our largest customers, weather patterns, production problems caused by contamination, risks associated with the acceptance of new products, competition, foreign exchange fluctuations, government regulation, and other factors more fully detailed in the Company’s recent Form 10-Q and annual form 10-K filings with the Securities and Exchange Commission.

Cyanotech Corporation will hold a conference call on Thursday, August 11, 2005 at 5:30 p.m. Eastern Time to be broadcast live over the Internet.  It can be accessed by all interested parties by linking through the Investor Broadcast Network’s VCall website at www.vcall.com or through Cyanotech’s website, http://www.cyanotech.com.  To access the simultaneous webcast on the Cyanotech site, select the Recent News section from Cyanotech’s home page.  Click on the announcement entitled, “Cyanotech Announces Fiscal Year 2006 First Quarter Financial Results Webcast August 11, 2005.  To listen to the live call, please go to either website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.  For those who are not able to listen to the live broadcast, a replay will be available shortly after the call and will be archived for a period of one calendar year.

-Tables to Follow-

CYANOTECH CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2005	2004
NET SALES	$3,029	$2,707
COST OF PRODUCT SALES	2,004	1,820
Gross Profit	1,025	887
OPERATING EXPENSES:
Research and development	46	65
General and administrative	438	367
Sales and marketing	333	294
Total operating expenses	817	726
Income from operations	208	161
OTHER INCOME (EXPENSE):
Interest income	15	8
Interest expense	(55)	(39)
Other expense, net	(10)	(2)
Total other expense, net	(50)	(33)
Income (loss) before income taxes	158	128

INCOME TAX EXPENSE	5	15

NET INCOME	$153	$113

NET INCOME PER SHARE:

Basic	$0.01	$0.01
Diluted	$0.01	$0.01

SHARES USED IN CALCULATION OF NET INCOME PER SHARE:

Basic	20,896	20,736
Diluted	21,019	20,992

COMPREHENSIVE INCOME :

Net income	$153	$113
Other comprehensive income (loss)	(2)	14
	$151	$127

CYANOTECH CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands except per share amounts)

(Unaudited)

	June 30,	March 31,
	2005	2005
ASSETS
Current assets:
Cash and cash equivalents	$1,743	$2,005
Short-term investments	1,000	1,000
Accounts receivable, net	2,371	2,069
Refundable income taxes	51	97
Inventories	1,589	1,565
Prepaid expenses and other	168	85
Total current assets	6,922	6,821

Equipment and leasehold improvements, net	10,877	11,174
Other assets	541	547

Total assets	$18,340	$18,542

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$354	$355
Accounts payable	576	977
Accrued expenses	521	387
Total current liabilities	1,451	1,719

Long-term debt, excluding current maturities	1,658	1,743
Total liabilities	3,109	3,462

Stockholders’ equity:
Common stock of $0.005 par value, shares authorized 30,000,000; 20,896,265 shares issued and outstanding at June 30, 2005 and March 31, 2005	104	104
Additional paid-in capital	27,298	27,298
Accumulated other comprehensive income - foreign currency translation adjustments	25	27
Accumulated deficit	(12,196)	(12,349)
Total stockholders’ equity	15,231	15,080

Total liabilities and stockholders’ equity	$18,340	$18,542